Exhibit 99.1

ContraVir Pharmaceuticals Regains Compliance with Nasdaq Listing Requirements

EDISON, NJ, June 20, 2018 — ContraVir Pharmaceuticals, Inc. (NASDAQ:CTRV), a biopharmaceutical company focused on the development and commercialization of therapeutic drugs for the treatment of hepatitis B virus (HBV), today announced it has regained compliance with Nasdaq listing requirements.

In a letter dated June 19, 2018, Nasdaq informed the company that it has achieved compliance with the minimum bid price rule and is in compliance with other applicable requirements required for continued listing on the Nasdaq Capital Market.

About ContraVir Pharmaceuticals

ContraVir is a biopharmaceutical company focused on the development and commercialization of targeted antiviral therapies with a specific focus on developing a potentially curative therapy for hepatitis B virus (HBV). The company is developing two novel anti-HBV compounds with complementary mechanisms of action. TXL™, a nucleoside analog lipid prodrug of tenofovir (TFV), is designed to deliver higher hepatic intracellular concentrations of the active tenofovir species (tenofovir diphosphate) while reducing concentrations of tenofovir outside the liver, causing fewer off-target toxicities and side-effects. CRV431, the other anti-HBV compound, is a next-generation cyclophilin inhibitor with a novel structure that increases its potency and selective index against HBV. In vitro and in vivo studies have thus far demonstrated that CRV431 reduces HBV DNA and other viral proteins, including surface antigen (HBsAg). For more information visit www.contravir.com.

For further information, please contact:

Sharen Pyatetskaya
Director of Investor Relations
sp@contravir.com; (732) 902-4028